Exhibit 10.1

DATED THE 19th DAY OF JULY 2021

EMERSON RADIO (HONG KONG) LIMITED

and

MR. CHRISTOPHER HO

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made on the 19th day of July, 2021.

BETWEEN:

(1)	EMERSON RADIO (HONG KONG) LIMITED of 27/F, Standard Chartered Tower, Millennium City 1, No. 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong (the “Company”); and

(2)	Mr. Christopher Ho of 119 Emerald Hill Road, #8-02 Residences at Emerald Hill, Singapore 229401 (“the Executive”).

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.01	In this Agreement, unless the context requires otherwise;

“Basic Salary” means that part of the remuneration of the Executive as is referred to in Clause 5(a);

“Board” means the board of directors of Emerson Radio Corp.;

“Group” means Emerson Radio Corp. (“ERC”) of 35, Waterview Blvd., Parsippany, NJ 07054, U.S.A. and all of the subsidiaries of ERC from time to time and “member of the Group” shall be construed accordingly; and

“month” means calendar month.

1.02	References herein to Clauses are to clauses in this Agreement unless the context requires otherwise.

1.03	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.04	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	APPOINTMENT

The Company will employ the Executive and the Executive will serve the Group as Chief Executive Officer upon the terms and conditions hereinafter appearing.

3.	COMMENCEMENT DATE

Employment will commence effective on 1 July, 2021 (the “Commencement Date”).

4.	EXECUTIVE’S DUTIES

The Executive shall, during the continuance of his employment hereunder:

(a)	serve the Group as Chief Executive Officer and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in him by the Board;

(b)

comply with and conform to any lawful and reasonable instructions or directions from time to time given or made by the Board and faithfully and diligently serve the Group and use his best endeavors to promote the business and interests thereof;

(c)

devote himself exclusively and diligently to the business and interests of the Group and personally attend thereto at all times during usual business hours and during such other times as the Group may reasonably require except in case of incapacity through illness or accident in which case he shall forthwith notify the Human Resources Manager of the Company of such incapacity and shall furnish to the Board such evidence thereof as it may require;

(d)

not demand or accept or permit any member of his family to demand or accept from third parties any gifts, benefits or advantages offered or given to the Executive or a member of his family by reason of his employment with the Company.

(e)

be permitted to engage in other business activities approved in advance by the Board, provided that, such other business activities do not (i) conflict with the interests of the Group, (ii) inhibit, conflict with, or limit your ability to perform your duties to the Group, or (iii) otherwise violate your obligations under the Group’s Code of Ethics for Senior Officers or the Group’s Code of Conduct for Officers, Directors and Employees.

5.	REMUNERATION AND BENEFITS

The remuneration of the Executive shall be:

(a)	a fixed salary at the rate of USD 240,000 per annum and payable per month in arrears;

(b)

an annual discretionary bonus payable at any time and in such sum as the Board may in its absolute discretion determine. This will only be payable to the Executive if he is still under employment of the Group on the date the discretionary bonus is to be distributed.

6.	LEAVE

The Executive shall be entitled after completion of each year of service with the Group to twelve (12) working days leave with full pay, which leave shall be taken at such time or times as may be convenient to the Board having regard to the exigencies of the Group’s business provided that:

(a)

if the employment of the Executive hereunder is to cease on the completion of any year of service, the Executive shall be entitled to take his said leave immediately prior to the end of such year of service notwithstanding that at that time such year of service shall not have been completed;

(b)

if the employment of the Executive hereunder is to cease (for any reason other than termination pursuant to Clause 7) during any year of service, the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company, such leave to be taken immediately prior to the termination of his employment; and

(c)

if for any reason the Executive shall not have taken his full entitlement of leave in any one year he shall not have any claim against the Company and the Group in respect thereof nor, unless the reason is the exigencies of the Group’s business (of which the Company and the Group shall be the sole judge), shall he be entitled to additional leave in any year in respect of leave not taken in previous years.

7.	TERMINATION

7.01

If the Executive is at any time incapacitated by illness, injury or accident from performing his duties hereunder and (if so required) furnishes the Board with evidence satisfactory to them of such incapacity and the cause thereof, he shall be entitled to receive his full salary for the first month or any shorter period during which such incapacity continues and if he continues so incapacitated for a longer period than two (2) consecutive months or if he is so incapacitated at different times for more than sixty (60) days in any one period of fifty-two (52) consecutive weeks then, and in either of such cases, his employment may be determined by the Company by one (1) months’ notice in writing.

7.02

The Executive’s employment hereunder may be terminated at any time by either of the parties hereto giving to the other not less than one (1) months’ prior written notice provided that the Company may elect to terminate the Executive’s employment hereunder forthwith upon payment to the Executive of not less than one (1) months’ Basic Salary in lieu of notice.

7.03

The Executive’s employment hereunder may be terminated forthwith upon delivery to the Executive of a notice of termination if at any time during the continuance of his employment hereunder in the United States of America, Singapore, Macau, Hong Kong and/or the People’s Republic of China, the Executive shall carry on or be employed, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise and whether alone or jointly with others in any business in which the Group and/or any member of the Group is engaged in during the continuance of the said employment in competition with the Group and/or any member of the Group.

7.04

In the event of termination of the Executive’s employment for whatever reason, the Executive shall (where relevant) forthwith resign as Chief Executive Officer of any member of the Group and shall cease to be entitled to any benefits under this Agreement.

7.05	Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

8.	EXECUTIVE’S UNDERTAKINGS

8.01

The Executive shall not either during the continuance of his employment hereunder or at any time thereafter divulge to any person whomsoever or to any body corporate or unincorporated and shall use his best endeavors to prevent the unauthorized publication or disclosure of any trade secret or any confidential information concerning the business or finances of the Group and any member of the Group or any of its dealings, transactions or affairs which may come to his knowledge during or in the course of his employment.

8.02

Forthwith upon the termination of the employment of the Executive hereunder, and/or at any other time if the Group shall so request, the Executive shall deliver to the Group all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) models or samples made or compiled by or delivered to the Executive during his employment hereunder and concerning the business, finances or affairs of the Group and any member of the Group. For the avoidance of doubt, it is hereby declared that the property in all such documents as aforesaid shall at all times be vested in the Group or the relevant member of the Group.

8.03

The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter in the United States of America, Singapore, Macau, Hong Kong and/or the People’s Republic of China carry on or be employed, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise and whether alone or jointly with others in any business in which the Group and/or any member of the Group is engaged in during the continuance of the said employment in competition with the Group and/or any member of the Group.

8.04

The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated in competition with the Group or any member of the Group directly or indirectly solicit or entice away from the Group or any member of the Group any person or body corporate or unincorporated who now is or at any time during or at the date of the termination of the said employment may have become a customer or supplier or prospective customer or supplier of the Group or any member of the Group and with whom the Executive had personal contact or dealings during his said employment.

8.05

The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated directly or indirectly solicit or entice away from the Group or any member of the Group or employ or otherwise engage any person who now is or at any time during or at the date of the termination of the said employment may have become an Executive of the Group or any member of the Group and with whom the Executive had contact during this said employment.

8.06

The Executive shall not at any time or for any purpose after termination of his employment hereunder use either the English or Chinese name of the Company and the Group and/or any member of the Group or any name similar thereto in connection with his own or any other name in any way calculated to suggest that he is connected with the Company and the Group’s business, nor in any way hold himself out as having any such connection.

9.	INTELLECTUAL PROPERTIES

9.01	Unless otherwise expressly agreed between the parties hereto during the continuance of this Agreement:

(a)	the whole interest of the Executive in any Inventions shall become the absolute beneficial property of the Group without any payment to the Executive therefor;

(b)

the Executive shall promptly communicate to the Group full particulars of all Inventions and, if any of the Inventions is capable of being protected by any Registrable Rights, the Group shall decide whether and where applications shall be made for such Registrable Rights in respect of the same;

(c)

all such Registrable Rights shall be applied for and taken out at the Group’s expense and in the name of the Group (or any member of the Group) or if the Group shall require in the joint names of the Executive and the Group and the Executive shall concur in applying for the same and shall (at the Group’s expense) prepare all such drawings specifications models and designs as may be necessary and give every assistance in the Executive’s power to procure the grant of such Registrable Rights; and

(d)

when granted the interest (if any) of the Executive in such Registrable Rights shall be unconditionally assigned by the Executive to the Group (or any member of the Group) or as the Group may direct and the renewal fees payable in respect thereof shall be paid by the Group or any member of the Group for so long as it considers fit to keep the same alive.

9.02	In Clause 9.01:

(a)

“Inventions” means any invention, formula, process or improvement, trade mark or name, copyright, design, plan, drawing, specification or device of whatever nature which relates to the business and/or products of the Group or any member of the Group, and is invented, developed, devised or otherwise acquired by the Executive (whether alone or jointly with any other person) during the continuance of this Agreement; and

(b)

“Registrable Rights” means letters patent, registered designs, trademarks or similar commercial monopoly rights created by registration (whether in Hong Kong, the United Kingdom, the United States of America or elsewhere in the world).

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties hereto and supersedes any prior understanding and/or agreements between:

(i)	Executive and

(ii)	the Company and the Group or any member of the Group, in respect of the subject matters of this Agreement.

11.	MISCELLANEOUS

11.01

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

11.02

In the event of any variation of the remuneration payable to the Executive hereunder being made by consent of the parties hereto such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Executive hereunder shall continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

11.03

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address set out below (or such other address as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Company:

The Human Resources Manager

Emerson Radio (Hong Kong) Limited

27/F, Standard Chartered Tower,

Millennium City 1,

No. 388 Kwun Tong Road, Kowloon,

Hong Kong

To the Executive:

Mr. Christopher Ho

119 Emerald Hill Road

#8-02 Residences at Emerald Hill

Singapore 229401

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; (b) if given or made by fax or email, when dispatched.

11.04

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.05	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR of the People’s Republic of China.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by Michael Binney for and on behalf of Emerson Radio (Hong Kong) Limited	By:	/s/ Michael Binney

SIGNED by Mr. Christopher Ho	By:	/s/ Christopher Ho